Exhibit 99.1

STG Group Announces Extension of Merger Agreement with Preferred Systems Solutions (PSS)

Reston VA, May 8, 2017 – STG Group, Inc. (OTCQB: STGG), a leading provider of mission-critical technology, cyber, and data solutions to the U.S. Government, announced today that it has entered in to an Amendment and Waiver to Agreement and Plan of Merger (the “Amendment”) which extends the outside date for closing its previously announced Merger Agreement between STG and PSS Holdings, Inc. (PSS) until June 30, 2017. As part of the Amendment, STG has agreed to increase the purchase price to $119.8 million and made an advance payment of $925,000 which will be credited against the purchase price at closing. Closing the transaction is subject to customary closing conditions.

STG Group, Inc. Contact:

Bobby Winters or Jackie Marcus, Alpha IR Group

929-266-6315

STGG@alpha-ir.com

About STG

STG Group, Inc. is a leading provider of mission-critical technology, cyber and data solutions to more than 50 US Federal Agencies. Applying decades of experience, the company works to ensure the security of the digital domain, the effectiveness of complex IT systems and the delivery of quality intelligence to decision makers. STG is a Washington Technology Top 100 Company. Visit STG at www.stg.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties concerning STG, STG’s expected financial performance, as well as STG’s strategic and operational plans. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Terms such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Actual events or results may differ materially from those described in this press release due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the possibility that we will not be able to obtain financing for the transaction; the reaction of customers to the acquisition; the possibility that conditions to the closing of the transaction may not be satisfied; the transaction may involve unexpected costs, liabilities or delays; or the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. In addition, please refer to risks described in the “Risk Factors” in STG’s Annual Report on Form 10-K for the year ended December 31, 2016 and filed with the SEC. Please also refer to the other documents that STG filed with the SEC on Forms 10-K, 10-Q and 8-K. The filings by STG identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this press release. STG is under no duty to update any of the forward-looking statements after the date of this press release to conform to actual results, and you are cautioned not to place undue reliance on any such statements.